EXHIBIT 99.1

FOR IMMEDIATE RELEASE

SM ENERGY COMPLETES SEMI-ANNUAL
REDETERMINATION OF CREDIT FACILITY

DENVER, CO October 7, 2015 - SM Energy Company (NYSE: SM) announces that it has completed the semi-annual redetermination of its borrowing base under its senior secured revolving credit facility. The borrowing base was reduced to $2.0 billion from $2.4 billion. This expected reduction was primarily the result of the Company’s sale of Mid-Continent assets for approximately $324 million, completed in the second quarter of 2015, plus adjustments consistent with lower commodity prices. The Company has elected to leave the commitments from the bank group unchanged at $1.5 billion. As of the end of the third quarter of 2015, approximately $184 million was drawn on the credit facility.

ABOUT THE COMPANY
SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm‑energy.com.

SM ENERGY CONTACT:
Jennifer Martin Samuels, jsamuels@sm-energy.com, 303-864-2507